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                                                                 EXHIBIT 10.3
                     Letter Agreement dated April 30, 1997
                                    between
                       Windmere Corporation ("Windmere")
                                      and
                    Salton/Maxim Housewares, Inc. ("Salton")
                     as amended and restated July 27, 1998


WHEREAS, Windmere, with its main office in Miami Lakes, Florida, and Salton, with its main office in Mt. Prospect, Illinois, have worked together to obtain the benefits of significant sales of products under the White-Westinghouse brand to K-Mart Corporation ("K-Mart"); and

WHEREAS, the distribution profits on the sales to K-Mart of the White-Westinghouse brand of appliances will all be received and recorded on the books of Salton (the "White-Westinghouse Profits"); and

WHEREAS, the parties wish to provide explicitly for the calculation of the White-Westinghouse Profits, recognizing that Salton is presently warehousing White-Westinghouse product in the United States to facilitate their sale;

NOW, THEREFORE, in consideration of Windmere's marketing cooperation efforts, this Letter Agreement documents the obligation of Salton to pay a fee as described herein to Windmere as compensation for its efforts on Salton's behalf in obtaining said White-Westinghouse Profits.

1.01 Fees.

             (a) Salton shall pay Windmere a fee equal to fifty percent (50%) of said White-Westinghouse Profits (as such term is hereinafter defined) earned by Salton on the sale of any White-Westinghouse Product to K-Mart. The fee shall be paid, by wire transfer to Windmere's bank account, not later than the forty-fifth (45th) day after the end of each calendar quarter on the transactions occurring within said quarter.

             (b) Not later than the 25th day of each calendar month, Salton shall provide to Windmere a report of Sales (as such term is defined below) during the prior month, together with a calculation of said White-Westinghouse Profits, all in such detail as may reasonably be requested by Windmere (each a "Salton Report").

             (c) White-Westinghouse Profits earned by Salton on the sale of White-Westinghouse Products shall be determined by subtracting from Sales (x) the Cost of Sales on First Party Sales (as such terms are defined below) of the related products and (y) the Direct Expenses on First Party Sales and Third Party Sales (as such terms are defined below) relating thereto.

                 (i) For the purposes of this Agreement, "Sales" shall mean the amount invoiced by Salton to K-Mart for the White-Westinghouse Products net of accepted returns and

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excluding all freight charges ("First Party Sales"); provided, however, in those cases in which K-Mart elects, pursuant to Section 7.1.2 of the K-Mart Agreement, to purchase K-Mart Products from "Third Party Manufacturers" on behalf of Salton, Sales shall be deemed to be equal to the difference between the Salton Payment and the TPM Payment (as each of such terms are defined in Section 7.1.3 of the K-Mart Agreement).

                (ii) For the purposes of this Agreement, Cost of Sales shall mean the FOB point of shipment invoice amount from the applicable vendor, plus, to the extent applicable, freight charges and duties.

                (iii) For the purposes of this Agreement: (A) Direct Expenses on First Party Sales shall be the total of: (x) three and one half percent (3.5%) of Sales plus (y) the sum of: (1) royalties owing on such Sales plus the minimum royalty owing, if any, regardless of Sales and (2) Detroit office selling expenses, provided, however, that if 75% or more of Salton's First Party Sales are FOB Hong Kong, said three-and-one half percent (3.5%) figure shall be reduced to two percent (2%); and (B) Direct Expenses on Third Party Sales shall consist only of royalties owing on such sales.

1.02 Right of Audit. Windmere shall have the right, upon reasonable notice and at reasonable times, within six (6) months following its receipt of any Salton Report to have a review of the books and records of Salton with respect to the payments to be made for the period covered by such Salton Report, to confirm the accuracy of the Salton Report, provided, however, that such right of review shall not be exercisable more than two times per calendar year and provided further that if such review reveals an underpayment of more than 3.0% of the amount to which Windmere is entitled hereunder, then Windmere may have such review as often as it may reasonably deem necessary. Costs and expenses of such examinations shall be paid solely by Windmere; provided, however, that if an examination reveals an underpayment to Windmere of more than 3.0% of the amount to which Windmere is entitled hereunder, then the reasonable costs and expenses of such examination shall be paid by Salton upon receiving an invoice therefor, with supporting documentation attached. It is specifically agreed that Windmere may conduct such an examination only through a firm of nationally recognized independent accountants not regularly retained by Salton or Windmere or their respective affiliates and mutually agreed on by Windmere and Salton. If Salton and Windmere cannot agree upon a firm of nationally recognized independent accountants, the firm shall be Price Waterhouse & Co., or any successor to Price Waterhouse & Co. If Price Waterhouse & Co. shall be acquired by, merge into or otherwise cease to be independent of a firm that is regularly retained by Salton or Windmere, then, unless Windmere and Salton mutually agree upon a successor independent firm, at the written request of either Windmere or Salton made to the other, another national recognized firm that is not regularly retained by Salton or Windmere shall be selected by the head of the Miami, Florida office of the American Arbitration Association. Such independent accountants shall: (i) confirm the First Party Sales and Third Party Sales and the Cost of Sales and (ii) shall have access to the books and records of Salton, but shall be obligated to keep confidential from Windmere and its affiliates and all third parties, the names of Salton's


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manufacturing sources, the terms of purchase, unit prices and all other details available to such independent accountants concerning the Cost of Sales. The determination of such independent accounting firm shall be binding on both Windmere and Salton.

1.03 Non-Compete. Neither Windmere nor any Affiliate of Windmere, including but not limited to Durable Electrical Metal Factory, Ltd., and any partnership or joint venture to which Windmere is a party shall compete with Salton in selling White-Westinghouse Trademarked Products to K-Mart covered by the Salton/K-Mart Agreement. Any such competition shall be a breach of the Salton/Windmere K-Mart Letter Agreement which shall entitle Salton to terminate the Salton/Windmere K-Mart Letter Agreement by notice to Windmere.

1.04 Term. The provisions of this Agreement with regard to sales to K-Mart shall not be cancelable during the term of that existing contract between Salton and K-Mart, including any extensions or modifications thereof. The term of the provisions of this Agreement with regard to sales to K-Mart shall coincide with the contract term as specified in said contract between Salton and K-Mart.

1.05 Jurisdiction. This Agreement shall be interpreted under the laws of the State of Delaware, without regard to its conflict of laws provisions.



    Windmere Corporation                Salton/Maxim Housewares, Inc.


    By:______________________           By:______________________________


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